May 4, 2004	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, 1.417.895.5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Declares 2-For-1 Stock Split

Springfield, Mo. (NASDAQ: GSBC) - The Board of Directors of Great Southern Bancorp, Inc., the holding company of Great Southern Bank, today approved a two-for-one stock split in the form of a 100 percent stock dividend payable on June 1, 2004, to shareholders of record on May 17, 2004.

Under the terms of this transaction, Great Southern shareholders will receive a dividend of one share for every share held on the record date. Fractional shares created by the stock dividend will be paid in cash. The dividend will be paid in authorized but unissued shares of common stock of the Company. The Board anticipates that cash dividends will be approximately half the value of pre-split stock cash dividends.

"This stock split underscores the Board's confidence that our strong performance will continue," said Great Southern President and CEO Joseph W. Turner. "It also makes our stock more attractive and affordable for individual investors, which will broaden the ownership base of the company and potentially provide more liquidity for our stock."

The par value of Great Southern Bancorp's stock will not be affected by the split and will remain at $.01 per share. The Company anticipates that the outstanding shares of stock after the split will be increased from approximately 6,850,000 shares to approximately 13,700,000 shares.

Great Southern Bancorp has split its stock twice before since going public in December 1989. A three-for-one stock split was declared on July 1, 1994, when GSBC stock was trading for $44.75 per share and a two-for-one stock split was announced on October 1, 1996, when it was trading for $30.00 per share. The original price of GSBC shares was $9.00 at its initial public offering in December 1989. Based on the closing sales price as of March 31, 2004, each share of stock purchased at the initial public offering would be valued at approximately $295.

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Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. Headquartered in Springfield, Missouri, Great Southern operates 29 branches and more than 140 ATMs throughout southwest and central Missouri. The company also serves lending needs in metropolitan Kansas City through its Kansas City-based loan production branch and in the Northwest Arkansas region through its loan production office in Rogers, Arkansas. The stock of Great Southern Bancorp, Inc. is quoted on the NASDAQ National Market System under the symbol "GSBC".

www.greatsouthernbank.com

When used in this press release the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans and deposits in the company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to advise readers that the factors listed above could affect the company's financial performance and could cause the company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.